EXHIBIT 10.16
AGREEMENT OF WAIVER
     This Agreement of Waiver (this “Agreement”) is executed on this 1st day of May 2006, but effective as of January 24, 2006, by and between Immediatek, Inc., a Nevada corporation (“Immediatek”), and Paul Marin (“Stockholder”).
RECITALS
     WHEREAS, Stockholder owns certain common stock in Immediatek; and
     WHEREAS, Immediatek has the opportunity to receive significant additional capital, substantially increasing the resources of the company;
     NOW, THEREFORE, in consideration of the above recitals, the promises herein contained and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
     Subject to the proviso to this sentence, Stockholder hereby waives, now and forever, any and all pre-emptive or other rights, if any, that Stockholder may have by law, contract or through the provisions of the Articles of Incorporation of Immediatek (as amended, modified or supplemented), as a result of Stockholder’s ownership of common stock of Immediatek; provided, however, that in the event that any stockholder of Immediatek exercises, in whole or in part, any of his, her or its preemptive rights, Stockholder hereby agrees to exercise Stockholder’s preemptive rights and purchase that number of shares of Immediatek common stock necessary to maintain Stockholder’s percentage ownership of Immediatek’s outstanding common stock immediately prior to any exercise of preemptive rights.
      IN WITNESS WHEREOF, the parties have set their hands on the date first above written.

IMMEDIATEK, INC.		STOCKHOLDER

By:	/s/ Zach Bair	/s/ Paul Marin

Name:	Zach Bair	Paul Marin
Title:	Chief Executive Officer